Exhibit 99.1

China Jo-Jo Drugstores, Inc. Reports Fiscal 2011 Third Quarter and Nine Month Financial Results

HANGZHOU, China--(BUSINESS WIRE)--February 15, 2011--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD), which operates retail pharmacies in the People’s Republic of China, reported financial results for the third quarter and nine-month period of fiscal 2011 ended December 31, 2010.

Third Quarter Highlights:

  Revenues increased 20.9% to $18.0 million
  Introduction of alcohol sales contributed $2.2 million to Q3 revenue
  Gross profit rose 11.8% to $5.3 million resulting in gross margin of 29.5%
  3 new stores opened bringing fiscal year-to-date total to 24 new locations

Third Quarter Results

Third quarter revenue increased 20.9% to $18.0 million compared to $14.9 million in the third quarter of fiscal 2010. The year-over-year increase is primarily attributable to the introduction of alcohol sales in 40 locations, as well as sales from new stores. Comparable store revenues, which the Company defines as stores open for 15 months or more, decreased 6.6%, primarily reflecting a decline in sales of Medical Devices and Traditional Chinese Medicine during the quarter.

Third quarter gross profit increased 11.8% to $5.3 million from $4.8 million a year ago. Third quarter gross margin was 29.5%, which is in line with the Company’s previously stated expectations and compares to 31.9% in the 2010 quarter.

Selling expense was $1.3 million in the third quarter of fiscal 2011 versus $0.9 million in the same period of fiscal 2010. The year-over-year increase reflects an additional 27 stores in operation during the quarter, as well as the Company’s ongoing efforts to build increased awareness of the China Jo-Jo Drugstores brand.

Third quarter general and administrative expenses were $1.2 million compared to $0.4 million in the year ago period, reflecting the support of an additional 27 stores in operation during the quarter, as well as additional costs associated with being a publicly traded company.

Income from operations in the third quarter of fiscal 2011 totaled $2.8 million versus $3.4 million in the third quarter of fiscal 2010, while operating margin was 15.3% compared to 22.9%, respectively.

Net income for the period was $2.2 million, or basic and diluted earnings of $0.17 per share, compared to $2.6 million, or basic and diluted earnings of $0.26 per share, a year ago. The decline is primarily attributable to an additional 3.5 million basic and diluted shares outstanding, as well as higher operating expenses, on a year-over-year basis. The increase in the basic and diluted share count from 10.0 million in the fiscal 2010 period to 13.5 million in the fiscal 2011 period reflects the issuance of common shares in connection with the Company’s April 2010 public stock offering.

As of December 31, 2010, the Company had $6.8 million of cash, $37.7 million in current assets and $9.8 million in total liabilities.

Dr. Lei Liu, Chairman and CEO, stated, “Although the competitive environment is challenging, we are taking steps to innovate and differentiate our brand,” stated Dr. Lei Liu, Chairman and CEO. “Recent initiatives include the roll-out of our online drugstore and the addition of new clinics. We are also remaining focused on our core operating strategy to provide our customers with high quality products at an excellent value.”

Dr. Liu continued, “We are continuing to see a good pipeline of real estate opportunities and expect to have 60 stores in operation by March 31, 2011. Looking ahead, we expect to open between 20-30 new locations in fiscal 2012. We will continue to be highly disciplined and selective in choosing new locations, pursuing only those opportunities that meet our strict criteria for long-term profitability and returns.”

New Store Openings and Fiscal 2011 Financial Guidance

During the third quarter of fiscal 2011, the Company opened 3 new stores, bringing the fiscal year-to-date total to 24 new locations. As of December 31, 2010 the Company operated 49 stores.

The Company expects to have 60 locations open by the close of its 2011 fiscal year ending March 30, 2011. Total revenue for the year is expected to be between $68.0 million and $70.0 million and basic and diluted earnings per share are expected to be in the range of $0.62 to $0.64. During fiscal year 2012, the Company expects to open between 20-30 new stores.

Nine Month Results

Revenue for the nine months ended December 31, 2010 increased 25.9% to $48.9 million compared to $38.9 million in the year ago period. Comparable store sales for the nine month period increased 7.8%, reflecting an increase in Prescription and Over-The-Counter drug sales, partially offset by a decrease in Traditional Chinese Medicine and Medical Device sales.

Gross profit for the nine month period increased 25.0% to $14.1 million compared to $11.3 million a year ago. Gross margin was 28.8% in the fiscal 2011 period versus 29.0% in the fiscal 2010 period.

Selling expense was $3.3 million for the nine months ended December 31, 2010 versus $2.0 million in the year ago period. The increase reflects an additional 27 stores in operation during the period, as well as the Company’s ongoing efforts to build increased awareness of the China Jo-Jo Drugstores brand.

General and administrative expenses for the nine month period were $2.8 million compared to $1.4 million in first nine months of fiscal 2010, reflecting operational support for additional stores open during the period, as well as increased costs associated with being a publicly traded company.

Income from operations in the fiscal 2011 period totaled $8.4 million versus $7.9 million in the first nine months of fiscal 2010, while operating margin was 16.9% compared to 20.4% a year ago.

Net income for the fiscal 2011 nine month period was $6.0 million, or basic and diluted earnings of $0.46 per share, compared to $5.9 million, or diluted and basic earnings of $0.68 per share, a year ago. The decline is primarily attributable to an additional 4.5 million basic and diluted shares outstanding, as well as higher operating expenses on a year-over-year basis. The increase in basic and diluted share count from 8.7 million in the fiscal 2010 period to 13.2 million in the fiscal 2011 period reflects the issuance of common shares in connection with the Company’s April 2010 public stock offering.

Conference Call Information

The Company will host a conference call to discuss third quarter results on Tuesday, February 15, 2011 at 8:00 a.m. Eastern Time. To participate in the conference call, please dial 877-941-4774 from North America. International participants can access the call by dialing 480-629-9760. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the webcast will be available on the website approximately two hours after the conclusion of the call.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. operates a retail pharmacy chain in China offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, alcohol, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting. The Company operates through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. As of December 31, 2010, the Company operated 49 stores throughout Zhejiang Province.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	MARCH 31,
	2010	2010
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$6,854,386	$801,593
Restricted cash	1,199,492	746,703
Accounts receivable, trade, net	3,480,746	1,228,294
Inventories	5,184,838	3,770,411
Other receivables	650,912	282,073
Advances to suppliers	18,070,653	6,850,240
Other current assets	1,795,162	1,331,167
Total current assets	37,236,189	15,010,481

PROPERTY AND EQUIPMENT, net	3,063,150	1,186,292

OTHER ASSETS
Goodwill	460,602	-
Long term deposit	2,390,449	2,311,661
Prepaid - noncurrent	5,927,597	5,508,963
Total other assets	8,778,648	7,820,624

Total assets	$49,077,987	$24,017,397

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$4,389,305	$2,330,317
Notes payable	2,689,880	1,464,241
Other payables	174,630	225,716
Other payables - related parties	880,058	935,000
Taxes payable	1,238,004	1,235,083
Accrued liabilities	115,828	257,091
Short-term loans	-	880,200
Total current liabilities	9,487,705	7,327,648

Purchase option derivative liability	310,905	-
Total liabilities	9,798,610	7,327,648

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock; $0.001 par value; 500,000,000 and 250,000,000 shares authorized; 13,519,434 and 10,000,000 shares issued and outstanding as of December 31, 2010 and March 31, 2010, respectively	13,519	10,000
Paid-in capital	16,278,425	877,884
Statutory reserves	1,309,109	1,309,109
Retained earnings	20,872,382	14,855,016
Accumulated other comprehensive income (loss)	805,942	(362,260)
Total shareholders' equity	39,279,377	16,689,749

Total liabilities and shareholders' equity	$49,077,987	$24,017,397

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
REVENUES, NET	$18,042,309	$14,923,706	$48,927,907	$38,863,743

COST OF GOODS SOLD	12,713,181	10,156,871	34,576,771	27,574,136

GROSS PROFIT	5,329,128	4,766,835	14,351,136	11,289,607

SELLING EXPENSES	1,337,055	912,312	3,339,928	1,986,471
GENERAL & ADMINISTRATIVE EXPENSES	1,227,520	441,861	2,758,654	1,372,205
OPERATING EXPENSES	2,564,575	1,354,173	6,098,582	3,358,676

INCOME FROM OPERATIONS	2,764,553	3,412,662	8,252,554	7,930,931

OTHER INCOME (EXPENSE), NET	112,736	31,557	60,985	41,800
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	119,595	-	91,546	-

INCOME BEFORE INCOME TAXES	2,996,884	3,444,219	8,405,085	7,972,731

PROVISION FOR INCOME TAXES	759,431	797,866	2,387,719	2,023,621

NET INCOME	2,237,453	2,646,353	6,017,366	5,949,110

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	514,170	1,520	1,168,202	12,691

COMPREHENSIVE INCOME	$2,751,623	$2,647,873	$7,185,568	$5,961,801

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,500,002	10,000,000	13,220,002	8,704,745
Diluted	13,500,002	10,000,000	13,220,002	8,704,745

EARNINGS PER SHARES:
Basic	$0.17	$0.26	$0.46	$0.68
Diluted	$0.17	$0.26	$0.46	$0.68

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,017,366	$5,949,110
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	627,387	389,809
Stock compensation	80,445	126,325
Allowance for uncollected accounts	130,170	-
Change in fair value of purchase option derivative liability	(91,546)	-
Changes in operating assets:
Accounts receivable, trade	(2,292,087)	(655,559)
Inventories	(1,257,608)	(729,858)
Other receivables	(351,317)	(297,283)
Advances to suppliers	(10,724,139)	(1,320,177)
Advances to suppliers - related parties	-	(388,673)
Other current assets	(501,851)	(889,536)
Long term deposit	-	(308,803)
Prepaid - noncurrent	(337,058)	-
Changes in operating liabilities:
Accounts payable, trade	1,935,978	(2,007,814)
Other payables and accrued liabilities	(282,608)	722,378
Taxes payable	(38,313)	313,101
Net cash (used in) provided by operating activities	(7,085,181)	903,020

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(329,824)	(57,110)
Additions to leasehold improvements	(755,402)	(263,619)
Payments on Construction in Progress	(1,011,271)	-
Cash paid for business acquisition	(593,440)	-
Net cash used in investing activities	(2,689,937)	(320,729)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(417,930)	(362,349)
Proceeds from notes payable	1,149,847	-
Proceeds from equity financing	15,708,608	-
Proceeds from short-term loans	-	1,466,400
Payments on short-term loans	(890,160)	(1,466,400)
Payments on other payables-related parties	(54,942)	-
Net cash provided by (used in) financing activities	15,495,423	(362,349)

EFFECT OF EXCHANGE RATE ON CASH	332,488	10,685

INCREASE IN CASH	6,052,793	230,627

CASH, beginning of period	801,593	996,302

CASH, end of period	$6,854,386	$1,226,929

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$23,587	$53,519
Cash paid for income taxes	$2,474,812	$1,817,371

CONTACT:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky
Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com